Exhibit 36

CONFIDENTIAL TREATMENT REQUESTED

UNDER RULE 24b-2 under the

SECURITIES EXCHANGE ACT OF 1934;

17 C.F.R. § 240.24b-2;

5 U.S.C. § 552(b)(4);

17 C.F.R. §§ 200.80(b)(4) and 200.83

[***] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A

CONFIDENTIAL TREATMENT REQUEST THAT IS

FILED SEPARATELY WITH THE COMMISSION

STRICTLY PRIVATE & CONFIDENTIAL

AMENDED AND RESTATED CONFIRMATION

Credit Suisse International
One Cabot Square
London E14 4QJ
United Kingdom

Date: April 21, 2008

Infinity World Investments LLC

c/o Dubai World

Emirates Towers, Level 47

Sheikh Zayed Road

Dubai, United Arab Emirates

Infinity World (Cayman) L.P.

c/o Dubai World

Emirates Towers, Level 47

Sheikh Zayed Road

Dubai, United Arab Emirates

Re:	Forward/Swap Transaction

Dear Sirs:

The purpose of this Amended and Restated Confirmation (this “Confirmation”) is to set forth the terms and conditions of the transaction entered into on the date hereof among Credit Suisse International (“Party A” or “CS”), Infinity World Investments LLC, a Nevada limited liability company (“Party B-1”) and Infinity World (Cayman) L.P., a Cayman Islands exempted limited partnership (“Party B-2” and together with Party B-1, “Party B” or the “Counterparties” and each, a “Counterparty”) (the “Transaction”). In this Confirmation, “Agent” means Credit Suisse Securities (USA) LLC, solely in its capacity as agent for CS and the Counterparties. This Confirmation constitutes a “Confirmation” as referred to in the ISDA Form specified below and shall supersede all or any prior written or oral agreement in relation to this Transaction. This Confirmation is an amendment and restatement of that certain confirmation (the “Original Confirmation”) entered into between Party A and Party B-1 on the Trade Date specified below.

In addition, this Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) (the “ISDA Form”) published by the International Swaps and Derivatives Association, Inc. (“ISDA”) as if we had executed an agreement in such form, but with the amendments set out under “Supplemental Provisions” in this Confirmation (such agreement as amended, the “Agreement”), on the Trade Date of the Transaction. In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail.

The definitions and provisions contained in the 2002 Equity Derivatives Definitions (the “Equity Definitions”) and the 2006 ISDA Definitions (the “2006 Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions or the 2006 Definitions and this Confirmation, this Confirmation will govern. In the event of any inconsistency between the Equity Definitions and the 2006 Definitions, the Equity Definitions will prevail for all purposes.

Concurrently with the entry into the Transaction, the Counterparties have entered into substantially similar transactions (collectively, the “Other Transactions”) with each of Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc (collectively, the “Other Dealers”) on substantially similar documentation as this Confirmation.

The Transaction will constitute a single, inseparable transaction consisting of two components, a Share Forward Transaction (the “Forward Transaction”) and a Share Swap Transaction (the “Swap Transaction”), each relating to the Shares. The Transaction shall have the following terms and conditions.

Terms of Transaction Applicable to each Component:

Reference Number:

Trade Date:	December 13, 2007

Shares:	The common stock, par value $0.01 per share, of MGM Mirage (the “Issuer”)

Exchange:	The New York Stock Exchange, Inc.

Related Exchange:	Not Applicable

Calculation Agent:	Party A, which shall act jointly with the Other Dealers. Any Calculation Agent determination hereunder shall be the same as the determination made by Party A and the Other Dealers in their capacities as joint calculation agents under the Other Transactions.

Business Days:	New York

Business Day Convention:	Modified Following (which shall apply to any date referred to in this Confirmation that falls on a day that is not a Business Day).

Valuation Time:	Scheduled Closing Time

Valuation Date:	The Business Day immediately prior to the Cash Settlement Payment Date. Notwithstanding Section 6.2 of the Equity Definitions, Section 6.6 of the Equity Definitions shall not apply to this Transaction.

Dividend:	No dividend related payments or adjustments shall be made under the Transaction.

Optional Early Termination:	Notwithstanding any other termination provision contained in this Confirmation or the Agreement, and so long as no Termination Event or Event of Default (as such terms are defined in the Agreement) shall have occurred and then be continuing with respect to which either Counterparty is the Defaulting Party or Sole Affected Party, Party B may terminate this Transaction (i) in whole on any Business Day (the “Optional Termination Date”) or (ii) in part (provided that any partial termination at any time shall be in respect of an amount not less than US$ 25,000,000 and may be treated as a Reduction Amount or a reduction of the undrawn Facility Amount at such time in the discretion of Party B and as specified in the Optional Termination Notice (as defined below)) on any Business Day (the “Partial Early Termination Date”) upon (x) prior written notice to Party A (an “Optional Termination Notice”) no later than 10:00 AM, New York City time, on the day that is four Business Days prior to the Optional Termination Date or Partial Early Termination Date (as applicable), (y) in the case of termination in whole, payment in immediately available funds of an amount equal to the amount due under Section 6(e) of the Agreement as if the Optional Termination Date were an Early Termination Date, the Transaction were the sole Affected Transaction and the Counterparties were the sole Affected Parties and, if the Optional Termination Date occurs on or prior to the Termination Fee Date, payment in immediately available funds of the Early Termination Fee and (z) in the case of termination in part only, payment in immediately available funds of an amount equal to the amount due under Part 1(g) of the Termination Provisions in this Confirmation and, if the Partial Early Termination Date occurs on or prior to the Termination Fee Date, payment in immediately available funds of the Partial Early Termination Fee.

Facility Amount:	At any time, US$ 400,000,000 minus the amount of any partial termination of the Facility Amount pursuant to any Optional Early Termination, the Partial Early Termination Date with respect to which has occurred prior to such time.

Reduction Amount:	For each Partial Early Termination Date, the principal amount paid by Party B to Party A to effect a partial Optional Early Termination as specified in the Optional Termination Notice. For the avoidance of doubt, the Reduction Amount shall not include any Broken Period Costs payable in accordance with Part 1(g)(ii) of the Termination Provisions in this Confirmation.

Early Termination Fee:	An amount equal to the present value (discounted from the Termination Fee Date at the applicable USD swap rate as determined by the Calculation Agent) of an amount equal to the product of (i) the Spread used to calculate the Floating Amount in respect of the Swap Transaction, (ii) the Aggregate Prepayment Amount as of the Optional Termination Date and (iii) a fraction, the numerator of which equals the number of days during the period from, and including, the Optional Termination Date to, but excluding, the Termination Fee Date and the denominator of which equals 360.

For the avoidance of doubt, no Early Termination Fee shall be payable if the Optional Termination Date occurs after the Termination Fee Date.

Partial Early Termination Fee:

An amount equal to the present value (discounted from the Termination Fee Date at the applicable USD swap rate as determined by the Calculation Agent) of an amount equal to the product of (i) the Spread used to calculate the Floating Amount in respect of the Swap Transaction, (ii) the Reduction Amount as of the Partial Early Termination Date and (iii) a fraction, the numerator of which equals the number of days during the period from, and including, the Partial Early Termination Date to, but excluding, the Termination Fee Date and the denominator of which equals 360.

For the avoidance of doubt, no Partial Early Termination Fee shall be payable if the Partial Early Termination Date occurs after the Termination Fee Date.

Termination Fee Date:	The date that is (a) if the Final Prepayment Date occurs within 90 days of the Trade Date, [***] from the first Prepayment Date with respect to the Forward Transaction and (b) if the Final Prepayment Date has not occurred within 90 days of the Trade Date, [***] from first Prepayment Date with respect to the Forward Transaction.

Effect of Optional Early Termination:	For the avoidance of doubt, the Optional Termination Date shall be deemed to be an Early Termination Date for purposes of the Agreement without the need for any additional delivery of termination notice pursuant to Section 6(b) of the

[***] Confidential Treatment Requested.

Agreement and the Early Termination Fee shall be considered an Unpaid Amount only in the case of Optional Early Termination occurring prior to the Termination Fee Date for purposes of calculating payments to be made pursuant to Section 6(e) of the Agreement. For the avoidance of doubt, any amount payable in connection with a Partial Early Termination Date shall be a payment due under Section 2(a) of the Agreement.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, the specified dollar and share amounts appearing in the definitions of Prepayment Amount, Prepayment Date and Number of Pledged Shares each shall be subject to Calculation Agent Adjustment pursuant to Section 11.2 of the Equity Definitions. However, no adjustments shall be made if the effect of such adjustment is to change the Prepayment Amount, the Floating Amounts or the First Fixed Amount or Second Fixed Amount to be paid or payable by Party B, or the aggregate value of the Number of Pledged Shares.

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Alternative Obligation

Share-for-Other:	Alternative Obligation

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that in the definition of “Tender Offer” the words “greater than 10%” are replaced with “greater than 35%.”

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Additional Disruption Events:

Change in Law:	Applicable; provided that any event described in clause (Y) thereof shall not be an Additional Disruption Event but rather Party B shall pay Party A an additional amount as will compensate Party A for such increased costs incurred. The Cancellation Amount shall be determined in accordance with Part I, paragraph (h) of “Supplemental Provisions” in this Confirmation.

Failure to Deliver:	Not Applicable

Hedging Disruption:	Not Applicable

Insolvency Filing:	Applicable. The Cancellation Amount shall be determined in accordance with Part 1, paragraph (h) of “Supplemental Provisions” in this Confirmation.

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Other Provisions:

(a) Non-Reliance:	Applicable

(b) Agreements and Acknowledgements Regarding Hedging Activities	Applicable

(c) Additional Acknowledgements:	Applicable

Other Terms Applicable to the Forward Transaction:

General Terms

Buyer:	Party A

Seller:	Counterparties

Prepayment:	Applicable

Prepayment Dates:	Each date on or before the Final Potential Prepayment Date, as set out in the related Prepayment Notice; provided that, without limiting the generality of the foregoing or of the provisions set forth below opposite the caption, “Prepayment Amount,” following the first Prepayment Date occurring on or immediately following the Amendment Effective Date, no additional Prepayment Date shall occur unless as of each such additional Prepayment Date, if any, the Applicable Reference Price shall be higher than the Applicable Reference Price as of the immediately preceding Prepayment Date.

Final Prepayment Date:	The date on which the Aggregate Prepayment Amount shall be equal to the Facility Amount.

Prepayment Notice:	Not later than 12:00 noon (New York City time) three Business Days prior to each Prepayment Date ( the “Prepayment Notice Date”), the applicable Counterparty will provide Collateral Agent with a Prepayment Notice in the form of Exhibit E to the Pledge Agreement.

Final Potential Prepayment Date:	The [***] calendar day following the Trade Date, subject to the Following Business Day Convention; provided that, if Party B requests an extension of the Final Potential Prepayment Date, Party A and the Other Dealers agree to consider such request in good faith without the payment of any additional upfront fee, structuring fee or similar fee.

[***] Confidential Treatment Requested.

Prepayment Amount:

On each Prepayment Date, Party A shall pay to the applicable Counterparty (through the Collateral Agent) the requested Prepayment Amount, provided that each Prepayment Amount shall be equal to the least of:

(i)      50% multiplied by the Number of Pledged Shares multiplied by the Applicable Reference Price multiplied by the Applicable Portion;

(ii)     $ 42.25 multiplied by the Number of Pledged Shares multiplied by the Applicable Portion; and

(iii)   an amount such that following the payment of such Prepayment Amount and the “Prepayment Amounts” under the Other Transactions, the LtV (as defined in the Pledge Agreement) shall not exceed 50%;

provided further that, if on any Prepayment Date the aggregate number of Shares pledged pursuant to the Pledge Agreement prior to such date is equal to or greater than 26,048,738 Shares (the “Minimum Pledged Shares”), Party A may elect that the Number of Pledged Shares shall be zero and, in such case, the Prepayment Amount shall be equal to the lesser of:

(a)     an amount such that following the payment of such Prepayment Amount and the “Prepayment Amounts” under the Other Transactions, (x) the sum of the Aggregate Prepayment Amounts under this Transaction and the Other Transactions divided by (y) the aggregate number of Shares pledged pursuant to the Pledge Agreement prior to such date and held in pledge as of such date, shall not exceed $46.07 (which, for the avoidance of doubt, is the amount determined by dividing (x) the Facility Amount by (y) the Minimum Pledged Shares); and

(b)     the amount determined pursuant to preceding clause (iii);

provided further that, for the avoidance of doubt, the Aggregate Prepayment Amount shall be limited to the Facility Amount;

provided further that if the Prepayment Amount (as determined in accordance with the foregoing proviso) in respect of any Prepayment Date other than the Final Prepayment Date would be less than US$ 75,000,000 multiplied by the Applicable Portion, then such request shall not be effective and Party A shall not be required to make any payment of a Prepayment Amount with respect thereto.

Applicable Portion:	1/3 (one-third)

Aggregate Prepayment Amount:	At any time, the sum of all Prepayment Amounts paid to Party B hereunder (which sum shall be limited to the Facility Amount) less the sum of all Reduction Amounts paid prior to such time.

Number of Pledged Shares:	On or before each Prepayment Date, Party B will pledge the Number of Pledged Shares specified in the Prepayment Notice to the Collateral Agent under the Pledge Agreement (as defined below); provided that, if on any Prepayment Date the aggregate number of Shares pledged pursuant to the Pledge Agreement prior to such date is equal to 9.5% of the total outstanding Shares as of such date, the Number of Pledged Shares shall be zero.

Applicable Reference Price:	As of any Prepayment Date, the official closing price of the Shares on the Exchange on the Exchange Business Day immediately preceding such Prepayment Date.

Number of Shares:	For any Prepayment Date, the Prepayment Amount divided by the Applicable Reference Price. The “Aggregate Number of Shares” is the sum of the Number of Shares for all Prepayment Dates.

Settlement Terms:

Variable Obligation:	Not Applicable

Cash Settlement:	Applicable; provided that Section 8.5(d) shall be amended by inserting the word “Aggregate” prior to the words “Number of Shares.”

Cash Settlement Payment Date:	The 364th calendar day following the Trade Date. If such day is not a Business Day the Cash Settlement Payment Date shall be the immediately preceding Business Day.

Settlement Price:	The official closing price of the Shares on the Exchange on the Valuation Date or if such price is not published by the Exchange, the most recent official closing price of such Shares prior to such Valuation Date.

Other Terms Applicable to the Swap Transaction:

General Terms:

Effective Date:	The first Prepayment Date with respect to the Forward Transaction.

Termination Date:	The Cash Settlement Payment Date with respect to the Forward Transaction.

Equity Amounts:

Equity Amount Payer:	Party A

Equity Amount Receiver:	Party B

Equity Notional Reset:	Not Applicable

Type of Return:	Price Return

Equity Amount:

Notwithstanding Section 8.7 of the Equity Definitions, the amount equal to (x) the product of the Aggregate Number of Shares and the Final Price minus (y) the product of the Aggregate Number of Shares and the Initial Price.

If the Equity Amount is a negative amount, Party B will pay the absolute value of such amount to Party A. If the Equity Amount is a positive amount, Party A will pay the absolute value of such amount to Party B.

Final Price:	The Settlement Price with respect to the Forward Transaction.

Initial Price:	The Aggregate Prepayment Amount divided by the Aggregate Number of Shares, as defined in the Forward Transaction.

Floating Amounts:

Floating Rate Payer:	Party B

Floating Rate Payer Payment Dates:	March 1, 2008, June 1, 2008, September 1, 2008 and the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Notional Amount:	Subject to the succeeding sentence, for each Floating Rate Payer Payment Date, the weighted average of the Aggregate Prepayment Amount with respect to the Forward Transaction for the Calculation Period ending on but excluding that Floating Rate Payer Payment Date. The calculation of the weighted average of the Aggregate Prepayment Amount shall

(i) be based on the number of calendar days in such Calculation Period, (ii) exclude any Prepayment Amounts used to calculate Initial Interest Amounts on such Floating Rate Payer Payment Date and (iii) only be reduced by Reduction Amounts to the extent such amounts have not been applied to reduce Prepayment Amounts made during such Calculation Period in accordance with paragraph (ii) under Initial Interest Amounts.

Floating Rate Option:	USD-LIBOR-BBA

Designated Maturity:	3 months

Spread:	As specified in Schedule I hereto.

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period.

Initial Interest Amounts:	In addition to any Floating Amounts calculated in accordance with the foregoing provisions of this section, Party B shall pay to Party A on each Floating Rate Payer Payment Date an initial interest amount in respect of each Prepayment Amount made during the immediately preceding Calculation Period. Such initial interest amount shall be calculated separately for each Prepayment Amount as if (i) the Notional Amount were equal to such Prepayment Amount (except that, to the extent there are Reduction Amounts during the Calculation Period referred to in (ii), such Reduction Amounts shall be applied to reduce such Prepayment Amount (until such Prepayment Amount is reduced to zero) and the Notional Amount will be computed on the weighted average of such Prepayment Amount based on the number of calendar days in the Calculation Period referred to in (ii)), (ii) the Calculation Period were the period from, and including, the related Prepayment Date to, but excluding, the succeeding Floating Rate Payer Payment Date, (iii) the Floating Rate were equal to USD-LIBOR-BBA plus the Spread, (iv) the Reset Date were the Prepayment Date and Linear Interpolation applicable and (v) the Floating Rate Day Count Fraction were Actual/360.

First Fixed Amount Payable by Party B:

First Fixed Rate Payer:	Party B

Notional Amount:	On each day during the First Fixed Amount Calculation Period, the excess, if any, of the Facility Amount over the Aggregate Prepayment Amount as of such day. To the extent such excess changes during the First Fixed Amount Calculation Period, the Notional Amount will be computed on the weighted average of such excess based on the number of calendar days in the First Fixed Amount Calculation Period.

First Fixed Rate Payer Payment Date:	The earliest of (a) the 120th calendar day following the Trade Date, (b) an Early Termination Date and (c) the Final Prepayment Date, subject, in each case, to the Following Business Day Convention.

First Fixed Amount Calculation Period:	The period from, and including, the Trade Date to, but excluding, the First Fixed Rate Payer Payment Date.

First Fixed Rate:	[***] of the Spread used to calculate the Floating Amount.

First Fixed Rate Day Count Fraction:	Actual/360

Second Fixed Amount Payable by Party B:

Second Fixed Rate Payer:	Party B

Notional Amount:	On each day during the Second Fixed Amount Calculation Period, if and to the extent an Early Termination Date has not occurred prior to the date that is 120 calendar days after the Trade Date, the excess, if any, of the Facility Amount over the Aggregate Prepayment Amount as of such day. To the extent such excess changes during the Second Fixed Amount Calculation Period, the Notional Amount will be computed on the weighted average of such excess based on the number of calendar days in the Second Fixed Amount Calculation Period.

[***] Confidential Treatment Requested.

Second Fixed Rate Payer Payment Date:	The earliest of (a) the 180th calendar day following the Trade Date, (b) an Early Termination Date occurring after the date that is 120 calendar days after the Trade Date and (c) the Final Prepayment Date occurring after the date that is 120 calendar days after the Trade Date, subject, in each case, to the Following Business Day Convention.

Second Fixed Amount Calculation Period:	The period from, and including, the date that is 120 calendar days after the Trade Date to, but excluding, the Second Fixed Rate Payer Payment Date.

Second Fixed Rate:	[***] of the Spread used to calculate the Floating Amount.

Second Fixed Rate Day Count Fraction:	Actual/360

Settlement:

Cash Settlement:	Applicable

Settlement Currency:	USD

Cash Settlement Payment Date:	Termination Date

Additional Provisions Applicable to each Component:

Conditions to Effectiveness of this Confirmation:

The effectiveness of the Original Confirmation occurred on the Trade Date. Each of the following agreements was entered into as of the Trade Date: (i) a Pledge Agreement (the “Original Pledge Agreement”) dated as of the Trade Date among Party B-1, as Pledgor, Party A and the Other Dealers, the other banks from time to time party

[***] Confidential Treatment Requested.

thereto, and Deutsche Bank Trust Company Americas, as Collateral Agent (the “Collateral Agent”), (ii) a securities account control agreement dated as of the Trade Date among Party B-1, as entitlement holder, the Collateral Agent and Deutsche Bank Trust Company Americas, as securities intermediary (the “Original Infinity Securities Account Control Agreement”) and (iii) a Liquidity Agreement (the “Original Liquidity Agreement”) dated as of the Trade Date among Dubai World, as Liquidity Provider (the “Liquidity Provider”), Party B-1, Party A, the Other Dealers, the other banks from time to time party thereto and the Collateral Agent. Each of the following documents was entered into as of December 17, 2007: (i) a Trust Agreement dated as of December 17, 2007 (the “Original NJ Trust Agreement”) among Party B-1 and Frank Catania, as trustee (the “New Jersey ICA Trustee”), (ii) a New Jersey ICA Securities Account Control Agreement dated as of December 17, 2007 among Party B-1, Frank Catania, as New Jersey ICA Trustee and Deutsche Bank Trust Company Americas as Collateral Agent and securities intermediary (the “Original NJ Control Agreement”) and (iii) a Collateral Disposition and Forbearance Agreement dated as of December 17, 2007 among Party B-1, Frank Catania, as New Jersey ICA Trustee and the Collateral Agent (the “Original Collateral Disposition and Forbearance Agreement”).

The effectiveness of this Confirmation is subject to satisfaction of the following conditions precedent (the first date on which such conditions are satisfied is referred to as the “Amendment Effective Date”):

(a) an amended and restated pledge agreement (the “Pledge Agreement”) dated as of April 21, 2008 among the Counterparties, as Pledgors, Party A and the Other Dealers, the other banks from time to time party thereto and the Collateral Agent in form and substance satisfactory to Party A shall have been executed and delivered by all parties thereto in respect of the Original Pledge Agreement;

(b) an amended and restated securities account control agreement dated as of April 21, 2008 among the Counterparties, as entitlement holders, the Collateral Agent and Deutsche Bank Trust Company Americas, as securities intermediary, substantially in the form of Exhibit F-1 to the Pledge Agreement (the “Infinity Securities Account Control Agreement”) shall have been executed and delivered by all parties thereto in respect of the Original Infinity Securities Account Control Agreement;

(c) an amended and restated liquidity agreement (the “Liquidity Agreement”) dated as of April 21, 2008 among the Liquidity Provider, the Counterparties, Party A, the Other Dealers, the other banks from time to time party thereto and the Collateral Agent in form and substance satisfactory to Party A shall have been executed and delivered by all parties thereto in respect of the Original Liquidity Agreement;

(d) an amended and restated trust agreement dated as of April 21, 2008 among the Counterparties, the Collateral Agent and Frank Catania, as trustee, substantially in the form of Exhibit G to the Pledge Agreement (the “New Jersey ICA Trust Agreement”) shall have been executed and delivered by all parties thereto in respect of the Original NJ Trust Agreement;

(e) an amended and restated securities account control agreement dated as of April 21, 2008 among the New Jersey ICA Trustee, as entitlement holder, the Counterparties, the Collateral Agent and Deutsche Bank Trust Company Americas, as securities intermediary, substantially in the form of Exhibit F-2 to the Pledge Agreement

(the “New Jersey ICA Securities Account Control Agreement”) shall have been executed and delivered by all parties thereto in respect of the Original NJ Control Agreement;

(f) an amended and restated collateral disposition and forbearance agreement dated as of April 21, 2008 among the New Jersey ICA Trustee, the Counterparties and the Collateral Agent, substantially in the form of Exhibit H to the Pledge Agreement (the “New Jersey ICA Collateral Disposition and Forbearance Agreement”) shall have been executed and delivered by all parties thereto in respect of the Original Collateral Disposition and Forbearance Agreement;

(g) a securities account control agreement dated as of April 21, 2008 among the Counterparties, as entitlement holders, the Collateral Agent and Deutsche Bank AG, London Branch, as securities intermediary, substantially in the form of Exhibit F-3 to the Pledge Agreement (the “Infinity United Kingdom Securities Account Control Agreement”) shall have been executed and delivered by all parties thereto;

(h) Party A shall have received legal opinions of (i) Paul, Hastings, Janofsky & Walker LLP, counsel to the Counterparties, (ii) each of the firms listed on Schedule III, regulatory counsel to the Counterparties in the jurisdictions specified therein and (iii) Clifford Chance, counsel to the Liquidity Provider, each in form and substance satisfactory to Party A and substantially to the effect set forth in the Exhibits A through I to Schedule III; and

(i) Party A shall have received a legal opinion of Allen & Overy LLP, counsel to the Secured Parties, on certain matters under the laws of England and Wales.

The Pledge Agreement, the Infinity Securities Account Control Agreement, the Liquidity Agreement, the New Jersey ICA Trust Agreement, the New Jersey ICA Securities Account Control Agreement, the New Jersey ICA Collateral Disposition and Forbearance Agreement, the Infinity United Kingdom Securities Account Control Agreement and any other Custody/Control Agreement (as defined in the Pledge Agreement) entered into in connection with the Pledge Agreement shall be “Credit Support Documents” hereunder and under the Agreement. This Confirmation, the Agreement and the Credit Support Documents are sometimes hereinafter referred to as the “Transaction Documents”.

Conditions to Party A’s Payment Obligation:

(a) The obligation of Party A to pay the Prepayment Amount on any Prepayment Date is subject to the satisfaction of the following conditions:

(i) The representations and warranties of the Counterparties contained in this Confirmation, in the Agreement (including as may be modified herein) and in the Pledge Agreement shall be true and correct as of such Prepayment Date.

(ii) Each Counterparty shall have performed all of the covenants and obligations to be performed by it hereunder, under the Agreement (including as may be modified herein) and under each Security Document (as defined in the Pledge Agreement) on or prior to such Prepayment Date.

(iii) On or prior to the first Prepayment Date to occur on or after the date of this Confirmation, Counterparty shall have paid a fee to the Collateral Agent for its services in connection with the Transaction as agreed between Counterparty and the Collateral Agent.

(iv) If as of such Prepayment Date, the Shares to be pledged in connection with such Prepayment Amount pursuant to the Pledge Agreement are required by the Gaming Laws of the State of New Jersey to be held by the New Jersey ICA Trustee (as defined in the Pledge Agreement), the conditions set forth in Section 17(a) of the Pledge Agreement shall have been satisfied on or prior to such Prepayment Date.

(b) The obligation of Party A to pay the Prepayment Amount on any Prepayment Date is subject to satisfaction of the condition that, as of the date on which Party B pledges the Number of Pledged Shares specified in the related Prepayment Notice and such Prepayment Date, all Gaming Approvals of the Gaming Authorities required for Party B to pledge such Shares under the Transaction Documents or to consummate the transactions contemplated thereby (including, without limitation, the foreclosure on, and other disposition of, such Shares pursuant to the Pledge Agreement or the Liquidity Agreement) shall have been obtained to Party A’s satisfaction and shall be in full force and effect.

Amendment and Restatement

It is the intention of each of the parties hereto that the Original Confirmation, and the Original Pledge Agreement and certain other Security Documents (as defined in the Original Pledge Agreement) entered into in connection with the Original Confirmations and the Original Pledge Agreement (collectively, the “Original Agreements”) be amended and restated so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Original Agreements and that all obligations of Party B-1 under the Original Agreements and the other Transaction Documents shall be secured by the Security Documents and that the amended and restated Confirmations and the amended and restated Security Documents do not constitute a novation of the obligations and liabilities existing under the Original Agreements. The parties hereto further acknowledge and agree that this Confirmation constitutes an amendment of the Original Confirmation made under and in accordance with the terms of Part 5, Section (f) of the Original Confirmation and Section 12(c) of the Original Pledge Agreement. In addition, unless specifically amended hereby or by the amended and restated Security Documents, upon the Amendment Effective Date, each of the Transaction Documents (including, without limitation, the Exhibits and Schedules to the Original Confirmation) shall continue in full force and effect and, from and after the Amendment Effective Date, all references to the “Confirmation” contained therein shall be deemed to refer to this amended and restated Confirmation.

Obligations Joint and Several:

Each Counterparty agrees that (i) subject to Section 19 of the Pledge Agreement, all Obligations (as defined in the Pledge Agreement) of the Counterparties shall be joint and several obligations of both Counterparties and (ii) any right or remedy of Party B hereunder or any notice that may be given by Party B hereunder may be exercised or given by either Counterparty and such exercise or notice shall be binding on both

Counterparties. For the avoidance of doubt, the security interests and liens granted by each Counterparty pursuant to the Credit Support Documents, including, without limitation, the Shares pledged thereunder, shall secure the obligations of both Counterparties under the Transaction Documents.

Party A agrees and acknowledges that any notice, payment or written consent made or given by either Counterparty shall be considered notice, payment or written consent for and on behalf of both Counterparties.

Representations and Warranties of the Counterparties:

Each Counterparty hereby represents and warrants to Party A as of the date hereof:

(a) It is not on the date hereof in possession of any material non-public information regarding the Issuer or the Shares.

(b) It is not and, after giving effect to the transactions contemplated hereby and the application of the proceeds thereof, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(c) It is, and shall be as of the date of any payment or delivery by such Counterparty hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.

(d) It (A) has timely filed, caused to be timely filed or will timely file or cause to be timely filed all material tax returns that are required to be filed by it as of the date hereof and (B) has paid all material taxes shown to be due and payable on said returns or on any assessment made against it or any of its property and all other material taxes, assessments, fees, liabilities or other charges imposed on it or any of its property by any governmental authority, unless in each case the same are being contested in good faith. For purposes of determining whether a tax return has been timely filed, any extensions shall be taken into account.

(e) It possesses, has read, and understands the terms and provisions of the Agreement, the 2006 Definitions and the Equity Definitions.

Eligible Contract Participant:

Each of Party A and each Counterparty hereby represents and warrants to the other party as of the date hereof, and any assignee of Party A represents and warrants to Party B as of the date of any assignment of the Agreement, that it is an “eligible contract participant” as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.

U.S. Private Placement Representations:

Each of Party A and each Counterparty hereby represents and warrants to the other party as of the date hereof that:

(a) It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.

(b) It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act.

Gaming Law Representations and Warranties:

Each Counterparty hereby represents and warrants to Party A as of the date hereof and on each Prepayment Date:

(a) Schedule II hereto contains a correct and complete list (with respect to each relevant jurisdiction, under the captions , “Approvals Granted,” “Approvals Pending” and “Future Approvals”) of all Gaming Approvals required for the acquisition or direct or indirect ownership of the Shares owned by each Counterparty, the execution and delivery of the Transaction Documents by all parties thereto, the pledge of the Shares under the Transaction Documents on or prior to each date as of which this representation is made or deemed to be made and the consummation of the transactions contemplated thereby (including, without limitation, the foreclosure on, and other disposition of, the Shares pursuant to the Pledge Agreement or the Liquidity Agreement and the assignment of the rights of the Secured Parties under the Transaction Documents to Dubai World pursuant to the Liquidity Agreement) (such Gaming Approvals listed under the captions, “Approvals Granted,” as the same shall be updated from time to time pursuant to clause (c) under “Gaming Law Covenants” below, “Existing Gaming Approvals”).

(b) Each Existing Gaming Approval is in full force and effect and has not been amended or otherwise modified, rescinded, revoked or assigned, and, except as described in Schedule II hereto, each Counterparty has no reason to believe it will not be able to maintain in effect all Existing Gaming Approvals except, in each case, where the failure to have such Existing Gaming Approvals would not reasonably be expected to have a Material Adverse Effect.

(c) No Gaming Approval is required in connection with the acquisition or direct or indirect ownership of the Shares owned by each Counterparty, the execution and delivery of any of the Transaction Documents by each Counterparty and the pledge of the Shares under the Transaction Documents on or prior to each date as of which this representation is made or deemed to be made and the consummation of the transactions contemplated thereby (including the payment of the CLF Amount pursuant to clause (III) of Section 2(b) of the Liquidity Agreement), except for: (i) the Existing Gaming Approvals; (ii) any Gaming Approvals that may be required with respect to the foreclosure on, and other disposition of, the Shares pursuant to the Pledge Agreement or the Liquidity Agreement or the assignment of the rights of the Secured Parties under the Transaction Documents to Dubai World pursuant to the Liquidity Agreement, as described in Schedule II; and (iii) any additional Gaming Approvals that may be required subsequent to the date hereof by any Gaming Authority in its discretion.

(d) To the knowledge of any Counterparty, no event (including, without limitation, any material violation of any law, rule or regulation) has occurred that would be reasonably likely to lead to the revocation or termination of any Existing Gaming Approval or the imposition of any restriction thereon that could reasonably be expected to have a Material Adverse Effect.

(e) No Counterparty has received any notice of any violation of applicable laws, including but not limited to Gaming Laws, which has caused or would reasonably be expected to cause any Existing Gaming Approval to be rescinded or revoked.

(f) The execution and delivery by each Counterparty of each of the Transaction Documents, and the performance by each Counterparty of its obligations thereunder, do not violate or constitute a breach of or default under (i) any Gaming Laws, or (ii) any judgment, decree, order or writ issued by the Gaming Authorities applicable to or binding upon such Counterparty and will not allow or result in the imposition of any material penalty under, or the revocation or termination of, any Existing Gaming Approval or any material impairment of the rights of the holder of any Existing Gaming Approval.

(g) There is no proceeding before any Gaming Authority, under any Gaming Law or under any Gaming Approval pending or threatened either (i) that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge, any of the Transaction Documents or any of the transactions contemplated therein (including, without limitation, the foreclosure on, and other disposition of, the Shares pursuant to the Pledge Agreement or the Liquidity Agreement and the assignment of the rights of the Secured Parties under the Transaction Documents to Dubai World, or the payment of the CLF Amount, pursuant to the Liquidity Agreement), or (ii) that could, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

The following definitions apply for the sections entitled “Gaming Law Representations and Warranties” and “Gaming Law Covenants”:

“Gaming Applications” means all applications, supporting documents and supplemental information required by any Gaming Authority or required pursuant to any applicable Gaming Law necessary to effectuate the provisions set forth in any of the Transaction Documents or any of the rights, remedies or obligations thereunder, including but not limited to, any Counterparty’s ownership of an equity interest in the Issuer or the issuance of any Gaming Approval to any Counterparty, the Liquidity Provider or any Affiliate thereof or any Secured Party within its jurisdiction.

“Gaming Approval” means any authorization, consent, approval, order, license, franchise, accreditation, permit, finding of suitability, filing, registration, or qualification required under any Gaming Law or by any Gaming Authority.

“Gaming Authority” or “Gaming Authorities” means any of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Illinois Gaming Board, the Macau Gaming Inspection and Coordination Bureau, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement or any other Governmental Authority and/or regulatory authority or body or any agency in any other state or foreign country that has, or may at any time after the Trade Date have, jurisdiction over the gaming activities of the Issuer or any of its subsidiaries or affiliate companies or any Counterparty’s interest, either direct or indirect, therein.

“Gaming Laws” means the provisions of all state, federal or local laws governing the gaming activities of the Issuer or any of its subsidiaries or affiliate companies or any Counterparty’s interest therein, all regulations of any Gaming Authority promulgated thereunder, as amended from time to time, all applicable policies, procedures and positions adopted, implemented or enforced by any Gaming Authority, whether formal or informal, and all other laws, statutes, rules, rulings, orders, ordinances, regulations and other legal requirements of any Gaming Authority.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, financial condition or results of operations of any Counterparty or the Liquidity Provider, (ii) the ability of any Counterparty or the Liquidity Provider to enter into, or perform its obligations under, any Transaction Document to which it is a party or (iii) the rights or benefits available to the Secured Parties under the Transaction Documents. For the avoidance of doubt, it is understood and agreed that the inability of the Secured Parties to foreclose on, and otherwise dispose of, the Shares pursuant to the Pledge Agreement or the Liquidity Agreement or effect the assignment of the rights of the Secured Parties under the Transaction Documents to Dubai World pursuant to the Liquidity Agreement within the time frames contemplated therein shall constitute a Material Adverse Effect.

“Officer’s Certificate” means a certificate of the chief executive officer, chief legal officer, chief compliance officer or chief financial officer of any Counterparty (or in the case of Party B-2, any such officer of its general partner).

“Secured Parties” means, collectively, Party A and other banks and agents party to the Pledge Agreement.

Gaming Law Covenants:

(a) The Counterparties shall use their commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, all Gaming Approvals of the Gaming Authorities required for the Counterparties to own the Shares or to pledge the Shares under the Transaction Documents or to consummate the transactions contemplated thereby (including, without limitation, the foreclosure on, and other disposition of, the Shares pursuant to the Pledge Agreement or the Liquidity Agreement and the assignment of the rights of the Secured Parties under the Transaction Documents to Dubai World pursuant to the Liquidity Agreement), and shall promptly execute any and all such instruments and documents, deliver any certificates and do all such other acts or things deemed necessary, appropriate or desirable by the Gaming Authorities to obtain such Gaming Approvals.

(b) Subject to the regulatory process described in Schedule II hereto, on or before the Trade Date, the Counterparties will submit or cause to be submitted complete Gaming Applications, filings and other submissions required by the Gaming Authorities or pursuant to any Gaming Laws which are required to be filed or submitted by the Trade Date in order to obtain all Gaming Approvals necessary to cause or maintain the effectiveness of any Transaction Document and to confer the full benefits, rights and powers granted therein to the Secured Parties. The Counterparties will timely pay all

Gaming Application fees, investigative fees and costs required by the Gaming Authorities with respect to these approvals and licenses. The Counterparties will diligently and comprehensively respond to any inquiries and requests from the Gaming Authorities and promptly file or cause to be filed any additional information required in connection with such Gaming Applications or filings as soon as practicable after receipt of requests therefore.

(c) The Counterparties shall, on a quarterly basis and on each Prepayment Date, provide to Party A (i) an update to Schedule II including (A) all information necessary such that the representation in clause (a) set forth under the heading “Gaming Law Representations and Warranties” shall be true and correct as of the date of such update, (B) a list of counsel advising any Counterparty on matters of Gaming Laws in each relevant jurisdiction as of such date and (C) notice of any Gaming Approvals (including any Gaming Applications applicable to any Secured Party) that, to the best of each Counterparty’s knowledge, are expected to become applicable on or after such date and could reasonably be expected to have an adverse effect on the rights, remedies, powers and benefits available to the Secured Parties under the Transaction Documents and (ii) an Officer’s Certificate that sets forth in detail the then-current status of each Counterparty’s Gaming Applications and Gaming Approvals for each Gaming Authority having jurisdiction over such Counterparty and the Issuer. Such certification shall include: (1) representations and warranties that as of the date of such Officer’s Certificate or the Prepayment Date, as applicable: (A) each Counterparty has obtained, except as otherwise provided in such updated Schedule II with respect to Gaming Approvals that are pending and are not required as of the date of such Officer’s Certificate, all Gaming Approvals material to its ownership, interest or involvement in or with the Issuer or otherwise necessary to cause or maintain the effectiveness of any Transaction Document and to confer the full benefits, rights and powers available to the Secured Parties thereunder; and (B) all such Gaming Approvals are in full force and effect; and (2) a certification that each Counterparty is in material compliance with all such Gaming Approvals. The first such Officer’s Certificate shall be due on the Trade Date and subsequent certificates shall be due on each Prepayment Date and on the last day of each 3-month period after the Trade Date for so long as the Transaction Documents are in effect.

(d) The Counterparties and Party A agree (and the Counterparties will cause Liquidity Provider, its Subsidiaries and its Affiliates) to mutually cooperate in relation to providing Gaming Authorities all necessary and required information pertaining to the Transaction Documents. In addition, the Counterparties shall promptly notify Party A in writing should any Counterparty or any of its Subsidiaries or Affiliates (i) become informed by any Gaming Authority of any materially adverse action, investigation or review to be taken by any Gaming Authority or (ii) become aware of any actual or proposed change in Gaming Laws that could reasonably be expected to have a Material Adverse Effect.

(e) The Counterparties shall take, or cause to be taken, any and all actions either necessary or reasonably requested by Party A to ensure the obtaining of all Gaming Approvals necessary to cause or maintain the effectiveness of any Transaction Document and to confer the full benefits, rights and powers granted therein to the Secured Parties.

Counterparty Reporting Obligations:

The Counterparties agree that each Counterparty and its affiliates will comply with all applicable disclosure or reporting requirements in respect of the Transaction, including, without limitation, any requirement imposed by Section 13 or Section 16 of the Exchange Act, if any, and the Counterparties will provide Party A with a copy of any report filed in respect of the Transaction promptly upon filing thereof.

Securities Contract:

The parties hereto acknowledge and agree that Party A is a “financial institution,” “swap participant” and “financial participant” within the meaning of Section 101 of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further recognize that each of the Transaction, the Forward Transaction and the Swap Transaction is a “securities contract”, as such term is defined in Section 741(7) of the Bankruptcy Code, and a “swap agreement” as defined in Section 101(53B), entitled to the protection of, among other provisions, Sections 555, 560, 362(b)(6), 362(b)(17) and 546(e) and (g) of the Bankruptcy Code.

Assignment:

Except in the case of assignments pursuant to Section 2(b) of the Liquidity Agreement, assignments of the rights and obligations under this Confirmation shall be made in accordance with Section 14 of the Pledge Agreement.

Non-Confidentiality:

The parties hereby agree that (i) effective from the date of commencement of discussions concerning the Transaction, the Counterparties and each of their respective employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind, including opinions or other tax analyses, provided by Party A and its affiliates to any Counterparty relating to such tax treatment and tax structure; provided that the foregoing does not constitute an authorization to disclose the identity of Party A or its affiliates, agents or advisers, or, except to the extent relating to such tax structure or tax treatment, any specific pricing terms or commercial or financial information, and (ii) Party A does not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for any Counterparty.

Matters relating to Party A and Agent:

(a) The Agent will be responsible for (A) effecting the Transaction, (B) issuing all required confirmations and statements to Party A and the Counterparties, (C) maintaining books and records relating to the Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by the Counterparties, receiving, delivering, and safeguarding each Counterparty’s funds and any securities in connection with the Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

(b) Agent is acting in connection with the Transaction solely in its capacity as Agent for Party A and the Counterparties pursuant to instructions from Party A and the Counterparties. Agent shall have no responsibility or personal liability to Party A or any Counterparty arising from any failure by Party A or any Counterparty to pay or perform any obligations hereunder, or to monitor or enforce compliance by Party A or any Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Each of Party A and each Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of the Transaction. Agent shall otherwise have no liability in respect of the Transaction, except for its gross negligence or wilful misconduct in performing its duties as Agent.

(c) Party A is authorized and regulated by the Financial Services Authority and has entered into the Transaction as principal. The time at which the above Transaction was executed will be notified on request.

Governing Law:

THE AGREEMENT AND EACH CONFIRMATION THEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE (PROVIDED THAT AS TO PLEDGED ITEMS LOCATED IN ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK, PARTY A SHALL, IN ADDITION TO ANY RIGHTS UNDER THE LAWS OF THE STATE OF NEW YORK, HAVE ALL OF THE RIGHTS TO WHICH A SECURED PARTY IS ENTITLED UNDER THE LAWS OF LAW OF SUCH OTHER JURISDICTION). EACH PARTY HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK. THE PARTIES HERETO HEREBY AGREE THAT THE CUSTODIAN’S JURISDICTION, WITHIN THE MEANING OF SECTION 8-110(e) OF THE UCC, INSOFAR AS IT ACTS AS A SECURITIES INTERMEDIARY HEREUNDER OR IN RESPECT HEREOF, IS THE STATE OF NEW YORK.

Miscellaneous:

(a) Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation or any Credit Support Document. Each party (1) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (2) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications in this Section.

(b) This Confirmation is not intended and shall not be construed to create any rights in any person other than the Counterparties, Party A and their respective successors and assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All the covenants and agreements herein contained by or on behalf of the Counterparties and Party A shall bind, and inure to the benefit of, their respective successors and assigns whether so expressed or not.

(c) Any provision of this Confirmation may be waived if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d) Party A and Agent hereby notify the Counterparties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), they are required to obtain, verify and record information that identifies each Counterparty, which information includes the name and address of such Counterparty and information that will allow Party A and Agent to identify such Counterparty in accordance with the Act.

Account Details:

Account for payments to Party A:

Funds paid to:	Credit Suisse Securities (USA) LLC

Account Name:	Credit Suisse Securities (USA) LLC

Account With:	Citibank, NY

ABA:	[***]

Account No:	[***]

Account for payments to the Counterparties (unless otherwise specified):

Account Name:	Infinity World Investments LLC

Account With:	RBOSGB2L - Royal Bank of Scotland

Account No:	[***]

Intermediary Bank:	CHASUS33

Account with account number:	[***] (this is RBS’s account number with Chase)

[***]  Confidential Treatment Requested.

Supplemental Provisions:

The following provisions supplement and amend the provisions of the ISDA Form:

Part 1. Termination Provisions

(a)	“Specified Entity” means in relation to Party A for the purpose of:-

Section 5(a) (v) Not Applicable

Section 5(a) (vi) Not Applicable

Section 5(a) (vii) Not Applicable

Section 5(b) (iv) Not Applicable

and in relation to the Counterparties for the purpose of:-

Section 5(a) (v) Dubai World and its Material Subsidiaries

Section 5(a) (vi) Dubai World and its Material Subsidiaries

Section 5(a) (vii) Dubai World and its Material Subsidiaries

Section 5(b) (iv) Dubai World and its Material Subsidiaries

“Material Subsidiaries” of Dubai World means DP World Limited, Istithmar World LLC, Limitless World LLC, Nakheel World LLC, P&FZ World FZE, Infinity World Holding Ltd., Infinity World (Cayman) Holding, Infinity World Investments LLC, Infinity World Developments Corp, City Center LLC, Infinity World Cayman Investments Corporation and any Subsidiary of Dubai World which owns (directly or indirectly) shares or other relevant ownership interests in any of the aforementioned entities.

(b)	“Specified Transaction” will have the meaning specified in Section 14 of the Agreement and shall also include, without limitation, the forward transactions and swap transactions set forth in the Other Transactions with the Other Dealers.

(c)	The “Cross Default” provisions of Section 5(a)(vi) will not apply to Party A will apply to the Counterparties

Cross Default. Section 5(a)(vi) is deleted and replaced with the following:

“(vi) Cross Default. If “Cross Default” is specified in this Confirmation as applying to the party, the occurrence or existence of:

(A) Any Specified Indebtedness of any Specified Entity is not paid when due nor within any originally applicable grace period.

(B) Any Specified Indebtedness of any Specified Entity is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(C) Any creditor of any Specified Entity becomes entitled to declare any other Specified Indebtedness of any Specified Entity due and payable prior to its specified maturity as a result of an event of default (however described) and has taken steps to improve its position compared to other creditors of that Specified Entity.

(D) No Event of Default will occur under this Section 5(a)(vi) if the aggregate amount of Specified Indebtedness falling within paragraphs (A), (B) and (C) above is less than US$ 50,000,000 (or its equivalent in any other currency or currencies).

Each of the above events shall constitute a cross default (“Cross Default”).

“Specified Indebtedness” means, instead of the definition thereof in Section 14 of the Agreement, any indebtedness for or in respect of:

(i)	moneys borrowed;

(ii)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(iii)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iv)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements, be treated as a finance or capital lease;

(v)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis except for recourse by reference to a breach by the selling company of any standard representations relating to the relevant receivables (but not as to the creditworthiness of the debtor or the collectability of the receivables));

(vi)	any amount raised under any other transaction (including any forward sale or purchase agreement or any financing which is structured and completed within the principles of the shari’a) having the commercial effect of a borrowing but excluding supplier credits entered into in the ordinary course of trade;

(vii)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(viii)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond (other than performance or bid bonds) standby letter of credit or any other instrument issued by a bank or financial institution, in each case, by way of support for other Specified Indebtedness;

(ix)	any amount raised by the issue of shares redeemable on or prior to the Termination Date;

(x)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into of that agreement is to raise finance; and

(xi)	the amount of any liability in respect of any guarantee, suretyship or indemnity or similar assurance against financial loss of any person in respect of any of the items referred to in paragraphs (i) to (x) above, other than any indebtedness owed by one member of the Group to another member of the Group.

“Group” means Dubai World and its Subsidiaries.

“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

(d)	The “Credit Event upon Merger” provisions of Section 5(b)(iv)

will not apply to Party A and

will not apply to the Counterparties

(e)	The “Automatic Early Termination” provision of Section 6(a)

will not apply to Party A and

will apply to the Counterparties

(f)	Payments on Early Termination. Section 6(e) of the Agreement shall be deleted and replaced with the following:

“6(e) Payments on Early Termination. If an Early Termination Date occurs:

(i)	an amount shall be payable by Party A to the Counterparties on the Early Termination Date equal to any Unpaid Amounts owing by Party A to the Counterparties as at such Early Termination Date;

(ii)	an amount shall be payable by the Counterparties to Party A on the Early Termination Date equal to any Unpaid Amounts owing by the Counterparties to Party A as at such Early Termination Date;

(iii)	an amount shall be payable by the Counterparties to Party A on the Early Termination Date equal to N*FRP where:

N =	the Aggregate Number of Shares under the Forward Transaction on the Early Termination Date;

FRP =	the Settlement Price under the Forward Transaction calculated by reference to a Valuation Date falling three Exchange Business Days prior to the Early Termination Date;

(iv)	an amount shall be payable by Party A to the Counterparties (or, as the case may be, by the Counterparties to Party A) on the Early Termination Date equal to the Equity Amount calculated for the purpose of the Swap Transaction in respect of the Aggregate Number of Shares under the Swap Transaction on the Early Termination Date and using the Settlement Price referred to under the definition of FRP in (iii) above, in respect of a Termination Date falling on the Early Termination Date;

If the Equity Amount is a negative amount, the Counterparties will pay the absolute value of such amount to Party A. If the Equity Amount is a positive amount, Party A will pay the absolute value of such amount to the Counterparties.

(v)	an amount shall be payable by the Counterparties to Party A equal to	FRA	*	n
N

where

FRA means the Floating Rate Amount which but for the occurrence of the Early Termination Date would have been payable to Party A under the Swap Transaction on the Floating Rate Payer Payment Date immediately following the Early Termination Date;

n means the number of days from (and including) the Floating Rate Payer Payment Date in respect of the Swap Transaction immediately preceding the Early Termination Date to (but excluding) the Early Termination Date; and

N means the number of days in the Calculation Period in respect of the Swap Transaction in which the Early Termination Date falls;

(vi)	an amount shall be payable by the Counterparties to Party A on the Early Termination Date equal to the Broken Period Costs. For this purpose:

“Broken Period Costs” means any loss which would be incurred by Party A acting in good faith in a commercially reasonable manner as a result of its receiving an amount under sub-clause (v) representative of an accrued Floating Amount in respect of the Swap Transaction other than on a Floating Rate Payer Payment Date.

If on the Early Termination Date in accordance with the foregoing, amounts in the same currency would otherwise be payable under this Section 6(e) by both Party A and the Counterparties, then on such date each party’s obligation to make payment of such amount(s) will be automatically satisfied and discharged and if the aggregate amount that would otherwise have been payable by one party to the other party under this Section 6(e) exceeds the aggregate amount that would have otherwise been payable by such other party under this Section 6(e), then there will be an obligation on the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.”

(g)	Payments on Partial Early Termination. If a Partial Early Termination Date occurs:

(i)	an amount shall be payable by the Counterparties to Party A on the Partial Early Termination Date equal to the Reduction Amount;

(ii)	an amount shall be payable by the Counterparties to Party A on the Partial Early Termination Date equal to the Broken Period Costs. For this purpose:

“Broken Period Costs” means any loss which would be incurred by Party A acting in good faith in a commercially reasonable manner as a result of its receiving an amount under sub-clause (i) of this paragraph (g).

(h)	Additional Disruption Events. In the event of any applicable Additional Disruption Event (as set forth in the Confirmation) that results in the cancellation of either Component Transaction, each Component Transaction shall be cancelled on the same date and the aggregate Cancellation Amount in respect of the Transaction shall be an amount equal to the amount which would be payable if the date of cancellation or termination constituted an Early Termination Date.

(i)	“Termination Currency” means USD.

(j)	Additional Termination Event will apply. The following events shall constitute Additional Termination Events with respect to the Counterparties (who shall be the sole Affected Parties) pursuant to Section 5(b)(v) of the Agreement:

(i)	notwithstanding any other term of any Confirmation, the occurrence of an Extraordinary Event;

(ii)	Dubai World ceases to own, directly or indirectly, at least 100% of the voting shares in any Counterparty;

(iii)	the official closing price per Shares on the Exchange (the “closing price”) on any day is less than [***] of the closing price on the Trade Date;

(iv)	the average daily liquidity of the Shares on the Exchange as shown on Bloomberg page <MGM US><Equity><HP> over a period of 20 consecutive Exchange Business Days falls below US$ [***];

(v)	the Counterparties fail to post the requisite Cash Margin (as defined in the Pledge Agreement) within 2 Business Days of a Trigger Event (as defined in the Pledge Agreement);

[***]  Confidential Treatment Requested.

(vi)	if the trading in the Shares on the Relevant Exchange is suspended for a period exceeding 2 Exchange Business Days;

(vii)	if, at any time, the LtV (as defined in the Pledge Agreement) is equal to or greater than the Trigger II Ratio (as defined in the Pledge Agreement);

(viii)	any Termination Event with respect to any Specified Transaction;

(ix)	if, at any time, the aggregate number of Shares pledged pursuant to the Pledge Agreement exceeds 9.5% of the total outstanding Shares at such time or such lesser percentage of the total outstanding Shares above which the pledge of the Shares under the Transaction Documents would require Gaming Approvals that, as of such time, have not been obtained or are not in full force and effect; and

(x)	any Gaming Authority makes a finding that any Counterparty is unqualified to hold the Shares or the occurrence of an “ICA Event” (as defined in the trust agreement entered into by each Counterparty to comply with the Gaming Laws of the State of New Jersey) or the occurrence of any other event that pursuant to applicable Gaming Laws would require any Counterparty to dispose of the Shares or a Gaming Authority in the State of New Jersey modifies or seeks to modify the Trust Agreement that, in the reasonable judgment of any Initial Bank (as defined in the Pledge Agreement) or the Collateral Agent, would be materially adverse to the interests of Party A and the Other Dealers under this Confirmation and the other Transaction Documents.

(k)	Credit Support Default. A new Section 5(a)(iii)(4) of the Agreement is inserted as follows:

“(4) any Collateral Event of Default as defined in the Pledge Agreement.”

(l)	Designation of Early Termination Date in Specified Transaction. If notice designating an Early Termination Date is provided with respect to any Specified Transaction, then upon provision of such notice an Early Termination Date with respect to this Transaction shall occur immediately on the date designated in such notice.

(m)	Failure to Pay or Deliver. In Section 5(a)(i) of the Agreement the words “third Local Business Day after” are replaced with “day that”.

(n)	Payment Date. In Section 6(d)(ii) of the Agreement the words “which is two Local Business Day after the day on which” are replaced with “that”.

(o)	Right to Terminate Following Event of Default. In Section 6(a)(i) of the Agreement the words “designate a day not earlier than the day such notice is effective” are replaced with “designate a day not earlier than the day immediately succeeding the day such notice is effective”.

(p)	Right to Terminate Following Termination Event. In Section 6(b)(iv) of the Agreement the words “designate a day not earlier than the day such notice is effective” are replaced with “designate a day not earlier than the day immediately succeeding the day such notice is effective”.

(q)	Party B as “a party” for Section 6 of the Agreement. For the avoidance of doubt, if an Event of Default or Termination Event occurs with respect to Party B-1 or Party B-2, Party B-1 and Party B-2 shall be deemed to be one and the same party (or, in the terms of the Agreement, “a party”) for purposes of Article 6 of the Agreement.

Part 2. Tax Representations

(a)	Payer Representations. For the purpose of Section 3(e) of the Agreement, each Counterparty will make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Representations. For the purpose of Section 3(f) of the Agreement, Party A and the Counterparties make no representations.

(c)	Mutual Representations. Party A and the Counterparties represent that each will treat the Transaction as a secured financing for U.S. federal income tax purposes.

Part 3. Agreement to Deliver Documents

For the purpose of Sections 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents, as applicable.

Documents to be delivered are:-

Party required to deliver document	Form/Document/Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Each Counterparty	Signing Authority being evidence of authority, incumbency and specimen signature of each person executing any document on its behalf in connection with the Agreement	On the signing of the Agreement and, if requested, any Confirmation including this Confirmation	Yes
Each Counterparty	Certified Resolution of the Board of Directors approving the Agreement and the arrangements contemplated herein	On the signing of the Agreement and, if requested, any Confirmation (including this Confirmation)	Yes

Counterparties	Legal opinions in form reasonably acceptable to Party A	On the signing of the Agreement and, if requested, any Confirmation (including this Confirmation)	No

Part 4. Miscellaneous

(a)	Addresses for Notices. For the purpose of Section 12(a) of the Agreement:-

Any and all notices, demands, or communications of any kind to Party A shall be transmitted exclusively through Agent at the following address:-

Address:	Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, NY 10010

For payments and deliveries:

Fax:	(212) 325 8175
Telephone:	(212) 325 8678 / (212) 325 3213

For all other communications:

Fax:	(212) 326 8603
Telephone:	(212) 538 6040

Any notice or communication sent to Party A in connection with any matter arising under Section 5 or 6 will be copied to the following address:-

Address:	One Cabot Square London E14 4QJ England
Swift:	Credit Suisse International CSFP GB2L
Fax:	+ 44 (0) 20 7888 2686
Attention:	General Counsel Europe – Legal and Compliance Department

Address for notices or communications to the Counterparties:-

Address:	Infinity World Investments LLC
c/o Dubai World
Emirates Towers, Level 47
Sheikh Zayed Road
Dubai, United Arab Emirates

Attention:	Abdul Wahid A. Rahim Al Ulama, Group Chief Legal Officer
Telephone:	+971 4 3903800
Fax:	+971 4 3903810

Address:	Infinity World (Cayman) L.P.
c/o Dubai World
Emirates Towers, Level 47
Sheikh Zayed Road
Dubai, United Arab Emirates
Attention:	Abdul Wahid A. Rahim Al Ulama, Group Chief Legal Officer
Telephone:	+971 4 3903800
Fax:	+971 4 3903810

For purposes of Section 12(a) of the Agreement, notice given to either Party B-1 or Party B-2 shall constitute notice given to both Counterparties and shall be considered to have been received by both Counterparties as of the date and time of receipt by such receiving party. If notice is given to both Counterparties, such notice will be deemed effective as of the earliest date upon which it is effect with respect to either Counterparty.

(b)	Process Agent. For the purpose of Section 13(c) of the Agreement:-

Each Counterparty appoints as its Process Agent – Corporation Service Company

Address: 80 State Street, Albany NY 12207

(c)	Offices. The provisions of Section 10(a) will apply to the Agreement.

(d)	Multibranch Party. For the purpose of Section 10(c) of the Agreement:-

Party A is not a Multibranch Party.

No Counterparty is a Multibranch Party

(e)	Calculation Agent. The Calculation Agent is Party A. The failure of Party A to perform its obligations as Calculation Agent hereunder shall not be construed as an Event of Default or Termination Event.

(f)	Credit Support Document. Details of any Credit Support Document:-

In respect of Party A: Not applicable.

In respect of each Counterparty: As defined above.

(g)	Credit Support Provider. Credit Support Provider means:

(i)	in relation to Party A – Not applicable; and

(ii)	in relation to each Counterparty – the Liquidity Provider.

(i)	Netting of Payments. Sub-paragraph (ii) of Section 2(c) of the Agreement will not apply to all Transactions hereunder unless otherwise agreed in writing between the parties.

(j)	“Affiliate” will have the meaning specified in Section 14 of the Agreement.

Part 5. Other Provisions

(a)	Set-Off. The following shall be added as Section 6(f):

Any amount (the “Early Termination Amount”) payable to one party (the “Payee”) by the other party (“the Payer”) under Section 6(e), in circumstances where there is a Defaulting Party or one Affected Party in the case where a Termination Event under Section 5(b)(iv) has occurred, will, at the option of the party (“X”) other than the Defaulting Party or the Affected Party, be reduced by its set-off against any amounts (the “Other Agreement Amount”) payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer (irrespective of the currency, place of payment or booking office of the obligation) under any other agreement(s) between the Payee and the Payer or instrument(s) or undertaking(s) issued or executed by one party to, or in favor of, the other party (and the Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set-off). X will give notice as soon as reasonably practicable to the other party of any set-off effected under this Section 6(f).

For this purpose, either the Early Termination Amount or the Other Agreement Amount (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner, in good faith and with the consultation of the other party, to purchase the relevant amount of such currency.

If an obligation is unascertained, X may, in good faith, estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(b)	Relationship Between Parties. Each Party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):-

(i)	Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)	Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(c)	Additional Representation. The following additional clause (g) shall be added at the end of Section 3:

“(g)	No Agency. It is entering into the Agreement and each Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).”

(d)	Expenses. All costs and expenses (including legal fees) reasonably incurred by Party A in connection with the Transactions shall be paid by the Counterparties promptly on demand.

(e)	Deduction or withholding for tax. Section 2(d) of the Agreement shall not apply. Notwithstanding the meaning under any other paragraph of the Agreement, for the purposes of this paragraph (e), “Party A” shall include any assignee that becomes a party to this Agreement.

(A)	Any and all payments by or on account of any obligation of the Counterparties hereunder or under any other Transaction Document shall be made free and clear of and without deduction for any tax (except for (i) income or franchise taxes imposed on (or measured by) Party A or its affiliates’ net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or located and (ii) any U.S. withholding tax that is imposed on amounts payable to Party A at the time Party A becomes a party to this Agreement, except to the extent that Party A (or its assignor, if any) was entitled, at the time of assignment, to receive additional amounts from any Counterparty with respect to such withholding tax pursuant to this paragraph (e), (collectively, “Excluded Taxes”)), provided that if the Counterparties shall be required to deduct any tax from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this provision) Party A or its affiliate (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Counterparties shall make such deductions and (iii) the Counterparties shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

(B)

The Counterparties shall jointly and severally indemnify Party A, within ten (10) days after written demand therefor, for the full amount of any tax (other than Excluded Taxes) paid by Party A on or with respect to any payment by or on account of any obligation of Party B hereunder or under any other Transaction Document (including any tax (other than Excluded

Taxes) imposed or asserted on or attributable to amounts payable under this paragraph (e)) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to Party B by Party A shall be conclusive absent manifest error.

(C)	For avoidance of doubt, any actual or deemed obligation due from Party A to Party B hereunder or pursuant to any other Transaction Document shall not be reduced by the amount of any withholding tax that may be imposed by any jurisdiction on such obligation, provided that, at the time of any such withholding imposed by the United States, Party A has received valid and appropriate IRS Forms W-8 or W-9 from Party B in form and substance satisfactory to Party A.

(f)	Amendments. Section 9(b) of the Agreement is replaced with:

“(b)	Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless made in accordance with Section 12(c) of the Pledge Agreement.”

(g)	Waiver of Immunities. Section 13(d) of the Agreement is replaced with:

“(d)	Waiver of Immunities. Each Counterparty irrevocably waives, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction or order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees that it will not claim any such immunity in any Proceedings and that the waivers set forth in this Section shall have effect to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable for purposes of such Act.”

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us or by sending to us a letter substantially similar to this letter, which letter sets forth the material terms of the Transaction to which this Confirmation relates and indicates your agreement to those terms.

Confirmed as of the date first written		Sincerely yours,

/s/ Chris O’Donnell		/s/ Laura Muir
Name:	Chris O’Donnell	Name:	Laura Muir
Title:	President	Title:	Authorised Signatory

/s/ Abdul Wahid A. Rahim Al Ulama		/s/ Simon Brown
Name:	Abdul Wahid A. Rahim Al Ulama	Name:	Simon Brown
Title:	Secretary	Title:	Authorised Signatory
For and on behalf of Infinity World Investments LLC		For and on behalf of Credit Suisse International

/s/ Abdul Wahid A. Rahim Al Ulama
Name:	Abdul Wahid A. Rahim Al Ulama
Title:	Director
For and on behalf of Infinity World
(Cayman) L.P., acting by Infinity World
(Cayman) Holding, its general partner